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                                                                  EXHIBIT 3 (i)


                            ARTICLES OF INCORPORATION
                                       OF
                           MOBILE AREA NETWORKS, INC.

      MOBILE AREA NETWORKS, Inc. (the "Corporation"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts these Articles of the Incorporation.

                                   ARTICLE ONE

The name of the Corporation is the MOBILE AREA NETWORKS, Inc.

                                   ARTICLE TWO

The period of duration of the Corporation is perpetual.

                                  ARTICLE THREE

The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

The Corporation is authorized to issue 20,000,000 shares of capital stock:

                  a.    10,000,000 shares of voting Common Stock, no par value.

                  b. 10,000,000 shares of non-voting Preferred Stock, no par value.

The shares of voting Common Stock shall entitle the holder thereof to one vote for each share upon all matters for which the shareholders have the right to vote. The shares of non-voting Preferred Stock shall have no right to vote on any matter, except as required by law.

                                  ARTICLE FIVE

The Corporation will not commence business until it has received for the issuance of its shares in consideration of the value of at least One Thousand Dollars, consisting of money, labor done, or property actually received.

                                   ARTICLE SIX

The registered office of the Corporation is to be located at 7819 Pencross Lane, Dallas, Texas 75248, County of Dallas. The registered agent in charge thereof is William J. Reid.




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                                  ARTICLE SEVEN

The number of directors shall be fixed in the manner provided in the Bylaws of the Corporation. The Board of Directors currently consists of one director, and the names and addresses of the persons who are to serve as directors until their successors are duly elected and qualified are:

William J. Reid                      7819 Pencross Lane
                                     Dallas, TX 75248

                                  ARTICLE EIGHT

The names and addresses of the incorporators are:

William J. Reid                      7819 Pencross Lane
                                     Dallas, TX 75248

                                  ARTICLE NINE

Cumulative voting in the election of directors is expressly prohibited.

                                   ARTICLE TEN

No shareholder of the Corporation shall by reason of his holding shares of stock of the Corporation have a preemptive or preferential right to acquire additional, unissued, or treasury shares of any class or series of the stock of the Corporation, or securities of the Corporation convertible to or acquire shares, whether such shares be now or hereafter authorized.

                                 ARTICLE ELEVEN

Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if written consent or consents, setting forth the action so taken, is signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting at which the holders of all shares are entitled to vote on the action were present and voted.

                                 ARTICLE TWELVE

The Power to alter, amend or repeal the Bylaws or adopt new Bylaws of the Corporation is expressly reserved to the directors of the Corporation.

                                ARTICLE THIRTEEN

To the fullest extent permitted by Texas statutory or decisional law, as the same extent of may hereafter be amended or interpreted, a director of the Corporation shall not liable to the Corporation or its shareholders for any act or omission in such director's capacity as a director. Any repeal or amendment of this Article, or adoption of any other provision of the Articles of Incor-


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poration of the Corporation, as amended, which is in consistent with this
Article, by the shareholders of the Corporation shall be prospective only and shall not adversely affect limitations on the liability to the Corporation or its shareholders of a director of the Corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.

                                ARTICLE FOURTEEN

The Corporation shall indemnify persons who are or were a director, officer, employee, or agent of the Corporation, or persons who are not or were not directors, officers, employees, or agents of the Corporation but who are or were serving the Corporation as a director, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan or other enterprise (such persons collectively referred to herein as "Corporate Functionaries") against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (a) any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, (b) an appeal in such action, suit or proceeding (c) any inquiry or investigation that could lead to such an action, suit or proceeding, all to the full extent permitted by Article 2.02-1 of the Texas Business Corporation Act. The rights of indemnification provided for in this Article Fourteen shall be in addition to all rights to which any Corporate Functionary may be entitled under any agreement of vote of shareholders or as a matter of law or otherwise."

IN WITNESS THEREOF, the foregoing is executed this 22th day of May, 1996.

                                            MOBILE AREA NETWORKS, INC.
                                            a Texas Corporation

                                            By:  /s/  William J. Reid
                                               -------------------------
                                                    President


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